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                         VIASOFT, INC. AND SUBSIDIARIES

                        Computation of Earnings Per Share
                                   Exhibit 11
                      (in thousands, except per share data)



                                                         Three Months Ended     Year to Date
                                                               March 31            March 31
                                                         ------------------   ------------------
                                                           1996      1995      1996       1995
                                                         -------    -------   -------    -------
PRIMARY EARNINGS PER SHARE
Common Shares Outstanding, beginning of period             8,096      1,781     7,975      1,719

Effect of Weighting of Shares:
       Shares Issued-IPO                                    --          567                  189
       Shares Issued-Overallotment                          --            3                    1
       Warrants and employee stock options outstanding       495        478       490        504
       Shares purchased                                        2       --          32       --
       Employee stock options exercised                       51          6       115         42
       Treasury stock                                         (3)      --          (1)      --
       Assumed conversion of preferred stock                --        2,949      --        3,932
       Conversion of preferred stock                        --        1,475      --          492
                                                         -------    -------   -------    -------
Weighted average number of common and common
       share equivalents outstanding                       8,639      7,259     8,610      6,879
                                                         =======    =======   =======    =======

Net income                                               $ 1,270    $ 1,047   $ 3,851    $ 2,947
                                                         =======    =======   =======    =======

Earnings per common and common share equivalent          $  0.15    $  0.14   $  0.45    $  0.43
                                                         =======    =======   =======    =======



FULLY DILUTED EARNINGS PER SHARE
Common Shares Outstanding, beginning of period             8,096      1,781     7,975      1,719

Effect of Weighting of Shares:
       Shares Issued-IPO                                    --          567                  189
       Shares Issued-Overallotment                          --            3                    1
       Warrants and employee stock options outstanding       541        487       574        505
       Shares purchased                                        2       --          32       --
       Employee stock options exercised                       51          6       115         42
       Treasury stock                                         (3)      --          (1)      --
       Assumed conversion of preferred stock                --        2,949      --        3,932
       Conversion of preferred stock                        --        1,475      --          492
                                                         -------    -------   -------    -------
Weighted average number of common and common
       share equivalents outstanding                       8,685      7,268     8,694      6,880
                                                         =======    =======   =======    =======

Net income                                               $ 1,270    $ 1,047   $ 3,851    $ 2,947
                                                         =======    =======   =======    =======

Earnings per common and common share equivalent          $  0.15    $  0.14   $  0.44    $  0.43
                                                         =======    =======   =======    =======
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